Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. EXTENDS SENIOR NOTE CONSENT SOLICITATION

        LAFAYETTE, LA, August 8, 2005-Offshore Logistics, Inc. (NYSE: OLG) announced today that it has extended its solicitation of consents from the holders of its 6 1/8% Senior Notes due 2013 (the “Notes”) to waivers under and amendments to the indenture under which the Notes were issued. As extended, the consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on August 9, 2005, unless further extended or terminated. All other terms of the consent solicitation remain unchanged.

        The consent solicitation is conditioned upon the satisfaction of certain conditions, including the consent of the holders of at least a majority in principal amount of the outstanding Notes and the execution of a supplemental indenture. A more comprehensive description of the consent solicitation and its terms and conditions can be found in the Consent Solicitation Statement dated July 26, 2005.

        The Company has retained Goldman, Sachs & Co. to serve as the Solicitation Agent and Global Bondholder Services Corporation to serve as Information Agent and Tabulation Agent for the consent solicitation. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 873-7700 (toll-free) or (212) 430-3774 or in writing at 65 Broadway, Suite 704, New York, NY 10006, Attention: Corporate Actions. Questions regarding the solicitation of consents may be directed to Goldman, Sachs & Co., at (800) 828-3182 (toll free) or (212) 357-7867 (collect), Attention: Credit Liability Management Group.

        This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The consent solicitation is being made solely pursuant to the Consent Solicitation Statement dated July 26, 2005.

        Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, and December 31, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
Brian Voegele
Phone: (337) 233-1221
Fax: (337) 235-6678
bvoegele@olog.com